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                                                                    Exhibit 23.2



                       Consent of Independent Accountants



We hereby consent to the incorporation by reference in this Amendment No. 3 to the Registration Statement of Safeguard Scientifics, Inc. on Form S-3 (File No. 333-31296) of our report dated February 10, 2000, except for the first paragraph of Note M, as to which the date is March 2, 2000, on our audits of the consolidated financial statements of Cambridge Technology Partners (Massachusetts), Inc., which appears in Safeguard Scientifics, Inc.'s Annual Report on Form 10-K/A for the year ended December 31, 1999. We also consent to the reference to us under the heading "Experts" in such Registration Statement.


/s/ PricewaterhouseCoopers LLP


Boston, Massachusetts
April 4, 2000